EXHIBIT 99.1


NELNET     121 South 13th Street, Suite 400   p 402-458-2370    www.nelnet.net
           Lincoln, NE  68508                 f 402-458-2344    NELNET CORPORATE
                                                                SERVICES, INC.

Media contact:        Sheila Odom
                      402.458.2329
                      nelnetcommunications@nelnet.net
                      -------------------------------

Investor contact:     Cheryl Watson
                      317.469.2064
                      investorrelations@nelnet.net
                      ----------------------------



For release April 28, 2004

NELNET, INC. ANNOUNCES FIRST-QUARTER 2004 EARNINGS

HIGHLIGHTED BY A 24% ANNUAL INCREASE IN NET STUDENT LOAN ASSETS

(Lincoln, NE) -- Nelnet, Inc. (NYSE: NNI) today announced first-quarter 2004 earnings of $9.1 million, highlighted by a 24% annual increase in net student loan assets to $11.2 billion.

Nelnet reported GAAP net income of $9.1 million for the first quarter of 2004, or $0.17 earnings per share, compared to $9.6 million, or $0.21 earnings per share for the first quarter of 2003.

"We are excited by the results of our first full quarter as a public company," commented Steve Butterfield, Nelnet Vice Chairman and Co-CEO. "Our strong asset growth from our school-based originations and loan Consolidation business is translating into powerful earnings."

"Our net income, adjusted for the change in variable-rate floor income, amortization of intangibles, and the loss on the mark-to-market of our derivative instruments, increased by more than 42% and our earnings per share by more than 22%," added Mr. Butterfield.

In the first quarter of 2004, Nelnet recorded approximately $0.3 million of variable-rate floor income, or floor income generated by the annual reset of borrower rates on July 1. Variable-rate floor income during the first quarter of 2003 approximated $5.8 million, a reduction of $5.5 million. In the first quarter of 2004, operating expenses included $2.1 million of amortization of identifiable intangible assets resulting from acquisitions, compared to $3.7 million in the first quarter of 2003.

Nelnet's interest rate risk management strategy incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments that are currently used include interest rate swaps and basis swaps. Nelnet management has structured derivative transactions with the intent that each is economically effective. However, such derivative instruments may not qualify for hedge accounting under the Statement of Financial Accounting Standards ("SFAS") No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Included in the derivative market value adjustment on the company's consolidated statement of income for the first quarter of 2004 are changes in the fair value of derivative instruments of $2.5 million and net settlements of $1.2 million.

Net student loans receivable increased by $2.2 billion to $11.2 billion at March 31, 2004 as compared to $9.0 billion at March 31, 2003.

"We continue to be pleased with the strength of our balance sheet," said Terry Heimes, Nelnet Chief Financial Officer. "In addition to our solid growth in loan volume, our unamortized cost of loan acquisitions or premiums has been reduced from 1.8% to 1.4% in the last year."

"Our consolidation efforts are not only protecting our existing portfolio assets, but allowing us to add significant volumes of additional assets to our book. During the first quarter alone, we originated approximately $800 million in consolidation loans adding new assets of more than $485 million," said Mr. Butterfield.

Nelnet will host a conference call to discuss this earnings release at 4:00 p.m. (Eastern) today. To access the call live, participants in the U.S. and Canada should dial 800.289.0529 and international callers should dial 913.981.5523 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at www.nelnetinvestors.net under the conference calls and Web casts menu. A replay of the conference call will be available between 7:00 p.m. (Eastern) today and 11:59 p.m. (Eastern) May 5. To access the replay via telephone within the U.S. and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 240512. A replay of the audio Web cast will also be available at www.nelnetinvestors.net.

Supplemental financial information to this earnings release is available online at http://www.nelnetinvestors.net/releases.cfm?reltype=Financial.

About Nelnet

Nelnet is one of the leading educational finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $12 billion in total assets, Nelnet originates in excess of $2 billion for itself and its service partners annually, services more than $19 billion in student loans, and provides servicing software for an additional $27 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services as well as technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. The company's products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Nelnet's services help to facilitate and streamline educational finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at www.nelnet.net.

                                       ###

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.


CONDENSED STATEMENTS OF INCOME AND FINANCIAL DATA

                                                    Three Months Ended
                                                         March 31,
                                               ------------------------------
                                                    2004             2003
                                               --------------   -------------
                                                          (Unaudited)
                                                    (dollars in thousands,
                                                       except share data)
Interest income:
    Loan interest, excluding variable
      rate floor income                         $   108,196      $   100,009
    Variable rate floor income                          348            5,800
    Amortization of loan premiums                   (19,817)         (16,127)
    Investment interest                               3,651            3,925
                                               -------------   --------------
     Total interest income                           92,378           93,607

Interest expense:
    Interest on bonds and notes payable              49,043           51,349
                                               -------------   --------------

     Net interest income                             43,335           42,258

Less provision for loan losses                        3,115            2,410
                                               -------------   --------------
     Net interest income after
       provision for loan losses                     40,220           39,848
                                               -------------   --------------
Other income:
    Loan servicing and other fee income              25,709           25,837
    Software services and other income                5,578            4,640
    Derivative market value adjustment and
     net settlements                                 (3,741)               -
                                               -------------   --------------
     Total other income                              27,546           30,477
                                               -------------   --------------

Operating expenses:
    Salaries and benefits                            27,769           26,505
    Other expenses                                   23,365           24,924
    Amortization of intangible assets                 2,078            3,696
                                               -------------   --------------
        Total operating expenses                     53,212           55,125
                                               -------------   --------------
        Income before income taxes                   14,554           15,200

Income tax expense                                    5,433            5,622
                                               -------------   --------------

     Net income                                 $     9,121      $     9,578
                                               =============   ==============

     Earnings per share, basic and diluted      $      0.17      $      0.21
                                               =============   ==============

Weighted average shares outstanding              53,635,631       44,982,490

CONDENSED BALANCE SHEETS AND FINANCIAL DATA


                                                           As of March 31,
                                                   -----------------------------
                                                       2004             2003
                                                   -------------   -------------
                                                           (Unaudited)
                                                      (dollars in thousands)
                    Assets
Student loans receivable, net                      $ 11,206,609    $  9,035,318
Cash, cash equivalents and investments                1,099,678         790,433
Other assets                                            322,280         282,888
                                                   -------------   -------------
    Total assets                                   $ 12,628,567    $ 10,108,639
                                                   =============   =============

     Liabilities and shareholders' equity
Liabilities:
    Bonds and notes payable                        $ 12,140,725    $  9,890,819
    Other liabilities                                   173,205          98,957
                                                   -------------   -------------
       Total liabilities                             12,313,930       9,989,776
                                                   -------------   -------------

Shareholders' equity                                    314,637         118,863

                                                   -------------   -------------
       Total liabilities and shareholders' equity  $ 12,628,567    $ 10,108,639
                                                   =============   =============

Average student loans                              $ 10,453,826    $  8,348,923
Return on average total assets                            0.30%           0.39%
Return on average equity                                  11.7%           33.8%